Exhibit 10.9

RESTRICTED STOCK SUBSCRIPTION AGREEMENT

UNDER THE HAYWARD HOLDINGS, INC.

2017 EQUITY INCENTIVE PLAN

Name of Subscriber:		(the “Subscriber”)
No. of Shares of Stock:		Shares of Class B Common Stock
Subscription Date:		(the “Subscription Date”)
Vesting Commencement Date:		(the “Vesting Commencement Date”)
Per Share Purchase Price:	$	(the “Per Share Purchase Price”)
Aggregate Purchase Price:	$	(the “Aggregate Purchase Price”)

Pursuant to the Hayward Holdings, Inc. 2017 Equity Incentive Plan (the “Plan”), Hayward Holdings, Inc., a Delaware corporation (together with its successors, the “Company”), hereby grants, sells and issues to the individual named above, who is an officer, employee, director, consultant or other key person of the Company or any of the Subsidiaries, the shares of Restricted Stock (as defined below) at the Per Share Purchase Price, which Per Share Purchase Price represents the Fair Market Value per share on the Subscription Date, subject to the terms and conditions set forth herein and in the Plan. The parties agree that the Per Share Purchase Price constitutes the “fair market value” of the shares of Restricted Stock for purposes of Section 83 of the Internal Revenue Code of 1986, as amended, and shall take a consistent position for federal income tax purposes. The Subscriber agrees to the provisions set forth herein, as well as the provisions set forth in the Charter and the Stockholders Agreement in respect of the Restricted Stock, and acknowledges that each such provision is a material condition of the Company’s agreement to issue and sell the shares of Restricted Stock to him or her. The Company hereby acknowledges receipt of the Aggregate Purchase Price as full payment for the shares of Restricted Stock. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations, mergers, reorganizations and similar changes affecting the capital stock of the Company, and any shares of capital stock of the Company received on or in respect of shares of Restricted Stock in connection with any such event (including any shares of capital stock or any right, option or warrant to receive the same or any security convertible into or exchangeable for any such shares or received upon conversion of any such shares) shall be subject to this Agreement on the same basis and extent at the relevant time as the shares of Restricted Stock in respect of which they were issued, and shall be deemed shares of Restricted Stock as if and to the same extent they were issued at the date hereof.

1.             Definitions. For the purposes of this Agreement, the following terms shall have the following respective meanings. All capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Plan.

“Advisory Services Agreement” means that certain Advisory Services and Monitoring Agreement, dated as August 4, 2017, by and among the Company, Hayward Intermediate, Inc., Hayward Industries, Inc., CCMP Capital Advisors, L.P. and MSD Partners, L.P.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Charter” means the amended and restated certificate of incorporation of the Company, as amended, modified, supplemented or restated and in effect from time to time, including any certificate of designation, correction or amendment filed with the Secretary of State of the State of Delaware pursuant to the terms thereof.

“CCMP Investor” means, collectively, CCMP Capital Investors III, L.P., CCMP Capital Investors III (Employee), L.P. and any of their respective Affiliates that is a transferee of any CCMP Investor Shares or otherwise acquires equity securities of the Company.

“CCMP Investor Shares” means the equity securities of the Company acquired by the CCMP Investor in connection with its investment in the Company, whether acquired before, on or after the date hereof, and any additional securities received in respect thereof, as a dividend on, or otherwise on account of, such equity securities.

“Disability” means, with respect to any Subscriber, the meaning set forth in such Subscriber’s Employment Agreement. If such Subscriber does not have an Employment Agreement or “Disability” is not defined in such agreement, “Disability” shall mean the failure or inability of the Subscriber to perform duties with the Company or any of its Affiliates for a period of at least 180 consecutive days (or 180 days during any twelve (12) month period) by reason of any physical or mental condition, as determined in good faith by the Company in its sole discretion; provided, that, if the Company’s long term disability plan contains a definition of “Disability,” the definition in such plan will control.

“Investor Shares” means with respect to the CCMP Investor, the CCMP Investor Shares, and with respect to the MSD Investor, the MSD Investor Shares.

“Investors” means the CCMP Investor and the MSD Investor.

“Liquidity Threshold Price” means, at any time, the lowest average closing trading price for shares of common stock of the Company over any ten (10) day trading period that                     .

“Measurement Date” means any date upon which Proceeds are received by the CCMP Investor and/or the MSD Investor.

“MSD Investor” means MSD Aqua Holdings, L.P. and any of its Affiliates that is a transferee of any MSD Investor Shares or otherwise acquires equity securities of the Company.

“MSD Investor Shares” means the equity securities of the Company acquired by the MSD Investor in connection with its investment in the Company, whether acquired before, on or after the date hereof and any additional securities received in respect thereof, as a dividend on, or otherwise on account of, such equity securities.

“Principal Investment” means, with respect to an Investor, the sum, without duplication, of: (i) the aggregate consideration paid by such Investor to acquire such Investor’s Investor Shares, plus (ii) the amount of cash and the value (as determined by the Board in good faith) of any property contributed by such Investor to the Company, whether contributed before, on or after the date hereof.

“Proceeds” means, with respect to an Investor, without duplication, all (i) cash proceeds actually received by such Investor from the disposition of such Investor’s Investor Shares, net of Unreimbursed Transaction Expenses; (ii) cash dividends and other cash distributions actually received by such Investor in respect of its Investor Shares; and (iii) the fair market value of any non-cash consideration (including but not limited to marketable securities) received in exchange for or in respect of such Investor’s Investor Shares (net of Unreimbursed Transaction Expenses) solely to the extent received in connection with a Change of Control; for the avoidance of doubt, any Proceeds shall exclude any amounts payable pursuant to the Advisory Services Agreement.

“Restricted Stock” means the number of shares of Class B Common Stock, par value $0.001 per share, of the Company being purchased by the Subscriber on the date hereof and any additional shares of Class B Common Stock or other securities received in respect of such shares of Class B Common Stock, as a dividend on, or otherwise on account of, such shares of Class B Common Stock.

“Service Relationship” means any relationship as an employee, part-time employee, director or other key person (including consultants) of the Company or any Subsidiary or any successor entity such that, for example, a Service Relationship shall be deemed to continue without interruption in the event the Subscriber’s status changes from full-time employee to part-time employee or consultant.

“Stockholders Agreement” means the Stockholders Agreement, dated as of August 4, 2017, as it may be amended, modified or amended and restated from time to time.

“Unreimbursed Transaction Expenses” means, with respect to an Investor, such Investor’s share of all reasonable legal, accounting and investment banking fees that are not reimbursed by unrelated third parties (other than amounts paid to such Investor and its Affiliates), in connection with the disposition of such Investor’s Investor Shares.

2.                  Purchase and Sale of Restricted Stock; Investment Representations.

(a)              Purchase and Sale. On the date hereof, the Company hereby sells to the Subscriber, and the Subscriber hereby purchases from the Company, the number of shares of Restricted Stock set forth above for the Aggregate Purchase Price. Fifty percent (50%) of such Restricted Stock shall be subject to time-based vesting criteria (the “Time-Vesting Shares”), and fifty percent (50%) of such Restricted Stock shall be subject to performance-based vesting criteria (the “Performance-Vesting Shares”).

(b)               Investment Representations. In connection with the purchase and sale of the shares of Restricted Stock contemplated by Section 2(a) above, the Subscriber hereby represents and warrants to the Company as follows:

(i)              The Subscriber acknowledges that the shares of Restricted Stock are subject to the terms and conditions of the Stockholders’ Agreement and agrees to be bound to all of the provisions thereof.

(ii)              The Subscriber is purchasing the shares of Restricted Stock for the Subscriber’s own account for investment only, and not for resale or with a view to the distribution thereof.

(iii)            The Subscriber has had such an opportunity as he or she has deemed adequate to obtain from the Company such information as is necessary to permit him or her to evaluate the merits and risks of the Subscriber’s investment in the Company and has consulted with the Subscriber’s own advisers with respect to the Subscriber’s investment in the Company.

(iv)            The Subscriber has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the purchase of the shares of Restricted Stock and to make an informed investment decision with respect to such purchase.

(v)              The Subscriber can afford a complete loss of the value of the shares of Restricted Stock and is able to bear the economic risk of holding such shares of Restricted Stock for an indefinite period.

(vi)             The Subscriber understands that the shares of Restricted Stock are not registered under the Act (it being understood that the shares of Restricted Stock are being issued and sold in reliance on the exemption provided in Rule 701 thereunder) or any applicable state securities or “blue sky” laws and may not be sold or otherwise transferred or disposed of in the absence of an effective registration statement under the Act and under any applicable state securities or “blue sky” laws (or exemptions from the registration requirements thereof). The Subscriber further acknowledges that certificates representing the shares of Restricted Stock will bear restrictive legends reflecting the foregoing.

3.                  Vesting; Company Repurchase Right. Subject to the terms and conditions set forth in the Plan, the Restricted Stock shall vest as follows:

(a)               Time-Vesting Shares.

(i)             General. Subject to accelerated vesting as provided in Section 3(a)(iii) below, the Time-Vesting Shares shall vest                      , if the Subscriber remains in a continuous Service Relationship from the vesting commencement date to the applicable vesting date.

(ii)             Initial Public Offering. In the event of an IPO which does not constitute a Change of Control, any unvested Time-Vesting Shares shall remain outstanding and remain subject to the same vesting schedule set forth herein.

(iii)           Change of Control. Subject to and effective immediately prior to the consummation of a Change of Control, all Time-Vesting Shares shall be deemed vested, provided that the Subscriber remains in a continuous Service Relationship from the vesting commencement date to the date of the consummation of the Change of Control.

(b)               Performance-Vesting Shares.

(i)              Prior to an Initial Public Offering. If prior to the occurrence of an IPO                     , the Performance-Vesting Shares shall vest in full on such Measurement Date, subject to the Subscriber remaining in a continuous Service Relationship from the vesting commencement date through the applicable Measurement Date.

(ii)              Following an Initial Public Offering. In the event of an IPO which does not constitute a Change of Control, any unvested Performance-Vesting Shares shall remain outstanding and remain subject to the same vesting schedule set forth herein, and from and after the date of an IPO, if the average closing trading price for shares of common stock of the Company on the exchange on which such shares are then listed                     , then the Performance-Vesting Shares shall vest in full                     , subject to the Subscriber remaining in a continuous Service Relationship from the vesting commencement date through the end of such period.

(iii)            Change of Control. If any Performance-Vesting Shares do not vest upon the first Change of Control to occur, any such unvested Performance-Vesting Shares will be repurchased by the Company in accordance with the Charter and the Stockholders Agreement.

(c)               Additional Vesting Upon Death or Disability. In the event that the Subscriber’s Service Relationship terminates by reason of such Subscriber's death or Disability, (I) the portion of the Subscribers Time-Vesting Shares that would have vested had the Subscriber continued his or her Service Relationship until the period ending one year after such termination shall immediately vest and (II) the Subscriber's Performance-Vesting Shares shall remain outstanding and eligible to vest during the period ending one year after such termination (and the Subscriber’s unvested Performance-Vesting Shares will not be subject to repurchase by the Company during such one-year period); provided, that any Performance-Vesting Share that has not vested by the end of such one-year period shall cease vesting and remain outstanding (unless repurchased by the Company pursuant to its rights under the terms of the Stockholders Agreement) until the closing of a Change of Control (as defined in the Plan), at which time the unvested Performance-Vesting Share will be repurchased by the Company in accordance with the terms of the Charter and the Stockholders Agreement.

4.                  Withholding Taxes. The Subscriber agrees to elect, within thirty (30) days of the Subscription Date, in accordance with Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize ordinary income in the year of acquisition of the shares of Restricted Stock, and to pay to the Company all withholding taxes determined to be due with respect to such election, based on the excess, if any, of the Fair Market Value of such shares of Restricted Stock as of the date of the purchase of such shares of Restricted Stock by the Subscriber over the purchase price for such shares of Restricted Stock. The Subscriber represents that he has received tax advice from his own personal tax advisor on the consequences of the purchase of the shares of Restricted Stock and the making of such Section 83(b) election. The Subscriber understands the tax consequences of filing a Section 83(b) election and agrees that any filing of a Section 83(b) election is solely the Subscriber’s responsibility. The Subscriber agrees to provide the Company of the Subscriber’s Section 83(b) election promptly after filing such election. The form of election is attached as Exhibit A.

5.                Restricted Activities. As a further condition to the issuance of shares hereunder, the Subscriber agrees to be bound by the Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement attached as Exhibit B.

6.                  Miscellaneous Provisions.

(a)               Change and Modifications. This Agreement may not be orally changed, modified, amended or terminated, nor shall any oral waiver of any of its terms be effective. This Agreement may be changed, modified, amended or terminated only by an agreement in writing signed by the Company and the Subscriber.

(b)               Governing Law. This Agreement shall be governed by and construed in accordance with the General Corporation Law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

(c)               Headings. The headings are intended only for convenience in finding the subject matter and do not constitute part of the text of this Agreement and shall not be considered in the interpretation of this Agreement.

(d)               Saving Clause. If any provision(s) of this Agreement shall be determined to be illegal or unenforceable, such determination shall in no manner affect the legality or enforceability of any other provision hereof.

(e)               Notices. All notices, amendments, waivers or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, sent by e-mail or sent by nationally recognized overnight courier to the parties hereto at the following addresses (or at such other address for any party hereto as shall be specified by like notice):

if to the Company:

Hayward Holdings, Inc.

620 Division Street

Elizabeth, New Jersey 07201

Attention:

Email:

with a copy (which shall not constitute effective notice) to:

CCMP Capital Advisors, LP
277 Park Avenue, 27th Floor
New York, New York 10172

Attention:

Email:

and to

MSD Partners, L.P.

645 Fifth Avenue, 21st Floor

New York, New York 10022

Attention:

Email:

and to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036-8704

Attention:

Email:

if to the Subscriber, as set forth underneath the Subscriber’s signatures below or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been given and received (w) when delivered, if personally delivered; (x) upon machine generated acknowledgement of receipt after transmittal by electronic mail if so acknowledged to have been received before 5:00 p.m. on a Business Day at the location of receipt and otherwise on the next following Business Day; (y) on the next Business Day after dispatch, if sent by nationally recognized overnight courier guaranteeing next Business Day delivery; and (z) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

(f)               Benefit and Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors, assigns, and legal representatives. The Company has the right to assign this Agreement, and such assignee shall become entitled to all the rights of the Company hereunder to the extent of such assignment.

(g)               Dispute Resolution.

(i)                 Except as provided below, any dispute arising out of or relating to this Agreement or the breach, termination or validity hereof shall be finally settled by binding arbitration conducted expeditiously in accordance with the J.A.M.S./Endispute Comprehensive Arbitration Rules and Procedures. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be New York, New York.

(ii)              The parties covenant and agree that the arbitration shall commence within sixty (60) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven Business Days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within six months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(iii)            The parties covenant and agree that they will participate in the arbitration in good faith. This Section 6(g) applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm.

(iv)            Each of the parties hereto (x) hereby irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction for the purpose of enforcing the award or decision in any such proceeding, (y) hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution (except as protected by applicable law), that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its, his or her submission to jurisdiction and its, his or her consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction.

(h)             Equitable Relief. The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(i)             Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

(j)               Entire Agreement. The Plan, this Agreement and the Stockholders Agreement constitute the entire agreement with respect to the subject matter hereof and thereof. In the event of any inconsistency between the Plan and this Agreement, the terms and conditions of the Plan shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Subscriber have executed this Restricted Stock Agreement as of the date first above written.

HAYWARD HOLDINGS, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the Company and the Subscriber have executed this Restricted Stock Agreement as of the date first above written.

SUBSCRIBER:

Name:

Address: